                                                                     EXHIBIT 4.6

                     Development and License Agreement/1/
                                                       -

                            Dated February 28, 1999
                                    Between

                                   Knoll AG

                                      And

                         Cambridge Antibody Technology













_________________________

/1/  [***] indicates text deleted, which is subject to a confidential treatment
 -
request. This text has been filed with the SEC on a supplemental basis.

                       DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the "Agreement") is made this 28th day of February __, 1999 ("Effective Date") by and between Cambridge Antibody Technology, Ltd., ("CAT") an English corporation having its registered office at The Science Park, Melbourn, Cambridgeshire SG8 6JJ, United Kingdom and Knoll Aktiengesellschaft, ("Knoll") a corporation organized under the laws of the Federal Republic of Germany, which is a wholly owned subsidiary of BASF AG, and which has a place of business at KnollstraBe 50, 67061 Ludwigshafen on Rhine, Germany.

WHEREAS, Knoll and CAT entered into a Development and License Agreement dated April 1, 1995 (the "Prior Agreement") pursuant to which CAT is to conduct collaborative research and development for the production of antibodies to Target-1 (TNF) and Target-2 (IL-12); and

WHEREAS, the Prior Agreement granted Knoll the option to have CAT conduct research on four additional targets; and

WHEREAS, Knoll and CAT agree that the Prior Agreement shall remain in full force and effect solely as to the terms and conditions that relate specifically to Target-1 (TNF) and Target-2 (IL-12); and

WHEREAS, Knoll and CAT agree that this Agreement shall replace the Prior Agreement as to the terms and conditions under which collaborative research shall be conducted for Target-3 (IL-18) and may be conducted for potential targets (Target-4, Target-5 and Target-6).

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

1.00 As used throughout this Agreement, the following initial capitalized terms shall have the meanings ascribed to them in Sections 1.01 through 1.39.

1.1 "Affiliate(s)" means a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party.

1.2 "Antibodies" mean antibody molecules or fragments or derivatives thereof, identified, produced or derived under the Research Program binding to the Antigen(s).

1.3   "Antigen(s)" means IL-18.

1.4 "BASF" means BASF Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany, and having a place of business at Ludwigshafen, Germany.

1.5 "Boss Patent" means US Patent 4,816,397 and any other US or foreign patents or patent applications sharing priority applications therewith, including the "Boss Patent Rights" as defined in the MRC Agreement attached hereto as Schedule III.
          ------------

1.6 "CAT" means Cambridge Antibody Technology, Ltd., an English corporation having its registered office at The Science Park, Melbourn, Cambridgeshire SG8 6JJ, United Kingdom.

1.7 "CAT Know-How" means all unpatented information, whether or not patentable, relating to materials, methods, processes, techniques and data, including Regulatory Data, for the development, manufacture, use or sale of the Antibodies, Product or Drug, which is known to CAT or its Affiliates, or developed independently by CAT or its Affiliates, or received by CAT or its Affiliates from a third party and not from Knoll, its Affiliates or a Collaborator or its Affiliates, at any time during the Term of this Agreement and which CAT is free to transfer or disclose without violating contractual obligations to any third party.

1.8   "Collaborator" means the party or parties designated by Knoll pursuant to
Article 2 of this Agreement.

1.9 "Collaborator Know-How" means all unpatented information, whether or not patentable, relating to materials, methods, processes, techniques and data, including Regulatory Data, for the development, manufacture, use or sale of the Antibodies, Product or Drug, which is known to Collaborator or its Affiliates, or developed independently by Collaborator or its Affiliates or received by Collaborator or its Affiliates from a third party and not from CAT or its Affiliates or Knoll or its Affiliates, at any time during the Term of this Agreement and which Collaborator is free to transfer or disclose without violating contractual obligations to any third party.

1.10 "Drug(s)" means a drug, which is made, isolated and/or developed by Knoll and/or its Affiliates wholly or partly using the Antibodies or derived from the Antibodies.

1.11  "Effective Date" means February ___, 1999.

1.12 "Exclusive Field" means the isolation, development, manufacture, use and sale of Antibodies (excluding any antibody that binds to a receptor and that does not neutralize the action of the ligand on the receptor) for human in vivo use.

1.13 "FDA" means the United States Food and Drug Administration or any successor United States governmental agency or any other foreign governmental agency performing similar regulatory functions with respect to pharmaceutical products.

1.14  "Field" means the generation of Antibodies directed against human IL-18.

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1.15  "First Commercial Sale" means the first sale or other disposition for value of the Products, in a final dosage form packaged for the ultimate consumer, to an independent third party following regulatory approval. The term "First Commercial Sale" shall not include sales and disposals for experimental purposes or for purposes of clinically or otherwise testing any Product.

1.16 "IL-18" means the human protein currently identified as Interleukin-18, previously termed IGIF (interferon gamma inducing factor).

1.17 "Improvement Patent(s)" means any patent or application, including any United States and foreign counterpart applications, continuing, divisional, reissue, re-examination and substitute application relating to any Invention, including any patents and patent applications first disclosing one or more Antibodies or a Product or a Drug.

1.18 "Invention(s)" means any invention, discovery or development which relates to the development, manufacture, use or sale of the Antibodies or a Product or Drug, whether or not patentable, and which is made during the term of this Agreement, whether solely or jointly by CAT, Knoll or its Affiliates, or a Collaborator, during or within one (1) year after and arising out of the Research Program.

1.19 "Knoll" means Knoll Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany, which is a wholly owned subsidiary of BASF, and which has a place of business at KnollstraBe 50, 67061 Ludwigshafen on Rhine, Germany.

1.20 "Knoll Know-How" means all unpatented information, whether or not patentable, relating to materials, methods, processes, techniques and data, including Regulatory Data, for the development, manufacture, use or sale of the Antibodies, Product or Drug, which is known to Knoll or its Affiliates, or developed independently by Knoll or its Affiliates or received by Knoll or its Affiliates from a third party and not from CAT or its Affiliates or a Collaborator or its Affiliates, at any time during the Term of this Agreement and which Knoll is free to transfer or disclose without violating contractual obligations to any third party.

1.21  "Know-How" means CAT Know-How, Collaborator Know-How and Knoll Know-How.

1.22  "MRC" means the Medical Research Council of 20 Park Crescent, London W1N
4AL.

1.23 "MRC-Knoll-Agreement" means the agreement between MRC and Knoll, dated as of June 29, 1993, pursuant to which MRC licensed the MRC-Patents to Knoll; a copy of which is attached as Schedule III to this Agreement.
                             ------------

1.24  "MRC-Patents" means [***].

1.25 "NDA" means a New Drug Application, or other application for the approval to market Product, which is submitted to the FDA.

1.26 "Net Sales" means the amounts invoiced on the sales of Product by Knoll, its sublicensees and Affiliates to independent, unrelated third parties in bona fide arms length transactions, less the following deductions properly documented actually allowed and taken by such third parties and not otherwise recovered by or reimbursed by Knoll, its Affiliates or sublicensees:

      (1)  trade, cash and quantity discounts, including charge backs;

      (2) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced;

      (3) freight, insurance and other transportation charges to the extent added to the sales prices and set forth separately as such in the total amount invoiced;

      (4) amounts repaid or credited by reason of rejections, defects or returns, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates;

      (5)  import duties;

      and means further the amount of fair market value of all other consideration received by Knoll, or its sublicensees or Affiliates in respect of the Product, whether such consideration is in cash, payments in kind, exchange or other forms; but does not mean sales of the Product between or among Knoll and its sublicensees and/or Affiliates;

      (6) except in the course of research, including pre-clinical experiments and clinical studies, and in potential programs of humanitarian or compassionate supply of Product, Knoll does not intend to supply unrelated third parties with Product other than by sales of such Products. However, should Knoll's intentions in that regard change, Knoll will enter discussions with CAT concerning appropriate compensation to CAT for any sales thereby lost.

1.27  [***].

1.28 "Patents" mean PCT applications WO 90/5144 (Winter 2) except as pertaining to single variable domains as described in claims No. 32 - 40, as published on May 17, 1990, and WO 92/1047 (McCafferty), the patents when granted, including any patents which derive from the Patents and any divisions, renewals, continuations, continuations-in-part, extensions or reissues.

1.29 "BLA" means a Biologic License Application, or other application approving the marketing of Product, which is submitted to the FDA.

1.30  "Prior Agreement" has the meaning set forth above in the Recitals.

1.31 "Product(s)" means any pharmaceutical composition containing one or more Antibodies.

1.32 "Proprietary Information" means any information, data, manufacturing procedures, Regulatory Data, Know-How, samples and materials, which is/are not publicly known or publicly available and which is/are disclosed by CAT, Collaborator, Knoll, or Knoll's Affiliates or sublicensees, to one another pursuant to this Agreement, as well as all data and results obtained in the course of the Research Program.

1.33 "Regulatory Data" means the medical, toxicological, pharmacological, clinical and other data relating to Product which is necessary to, required for, or included in any governmental regulatory filing to obtain or maintain regulatory approval to market the Product, including postapproval reports, filing and submissions.

1.34 "Research Program" shall have the meaning set forth in Article 2 with respect to the research and development done with respect to each Target.

1.35 "Research Program Start Date" shall have the meaning set forth in Article 2 with respect to the start date of the Research Program for each Target.

1.36 "Target(s)" shall mean the Antigen(s) for which CAT and Knoll have agreed to conduct a collaborative Research Program pursuant to Article 2 of this Agreement.

1.37  "Target-3" shall mean IL-18.

1.38 "Target-X" where "X" is an integer selected from "4, 5, and 6" corresponding to each subsequent Antigen designated pursuant to Article 18 of the Agreement.

1.39  "Term" means the term of this Agreement under Article 16.


                                   ARTICLE 2
                               RESEARCH PROGRAM

2.00 CAT and Knoll will conduct collaborative research and development with respect to Target-3 and each Target designated pursuant to Article 18, with the research and development for Target 3 being set forth in Schedule I to this
                                                         ----------
Agreement, as amended from time to time to reflect mutually agreed changes or the inclusion of newly designated Targets; the research and development program directed to each such Target being referred to as a "Research Program". The start date to begin the Research Program shall be mutually agreed upon by the parties ("Research Program Start Date").

1.40 Each party shall find its own costs of the Research Program subject to the provisions of Article 3 below.

1.41 Both parties will report to each other on the progress of each Research Program regularly, at least once per month and in writing every three (3) months and at the conclusion of each Research Program:

1.42 CAT will disclose to Knoll all information concerning Antibodies and information relating to selection, derivation and assays relating to Antibodies developed under the Research Program. CAT shall, upon request, provide Knoll or its Affiliates, Collaborators, sublicensees, or consultants with samples of any materials produced under the Research Program, provided that prior to the transfer of such samples, Knoll's collaborators, sublicensees, or consultants shall execute Knoll's standard material transfer agreement.

1.43 Knoll may for any particular Target, designate, subject to the prior approval of CAT which shall no unreasonably be withheld, a third party to participate in the Research Program for that specific Target along with Knoll and CAT, provided that such party agrees to be bound by the terms of this Agreement with respect to the specific Target, including the confidentiality provisions hereof, and that, subject to Section 20.01, Knoll remains responsible for the funding of the Research Program in accordance with the provisions of this Agreement, such party being known as a "Collaborator".


                                   ARTICLE 3
                                    FUNDING

3.00 No amount shall be due from Knoll to CAT to fund the Research Program for Target-3 and for each subsequent Target. Knoll shall pay [***] upon the exercise of the Option granted under Section 4.00 of this Agreement.

1.44  Knoll will, in addition to the payments to be made pursuant to Sections
3.00 and 3.02 of this Agreement, make the following payments to CAT with respect to the Target of each Research Program:

      (1) provided that Knoll exercises its Option prior to achievement of CAT Technical Milestone 4 [***] within 30 days of achievement of Milestone 4 [***] after achievement of CAT Technical Milestone 3 whichever is earlier; and

      (2) [***] within thirty (30) days of initiating the first human clinical studies for the first Product for such Targets or [***] of achievement of CAT Milestone 4, whichever is earlier and

      (3) [***] within thirty (30) days of Knoll's receipt of formal BLA approval for the first Product for such Targets in any given country other than the United States of America, or within nine years of the IND filing in the United States for that Product, whichever is earlier.

1.45 Knoll will, in addition to the payments to be made pursuant to the foregoing, make the following payments to CAT with respect to the Target of each Research Program:

      (1) [***] within thirty (30) days of the start of the Phase III clinical studies of the first Product for Target-3;

      (2) [***] within thirty (30) days of Knoll's receipt of formal BLA approval in the United States of America for the first Product for such Target, said payment to be reimbursable as follows: Knoll shall be entitled to deduct [***] due to CAT for [***] until Knoll has recovered [***].


                                   ARTICLE 4
                          GRANTS and RESERVED RIGHTS

4.00 CAT grants to Knoll and its Affiliates an option (the "Option") to a world-wide exclusive license under the Patents and CAT Know-How in the Exclusive Field to manufacture and have manufactured, use and have used, sell and have sold the Antibodies, Product(s) and Drug(s), including the right to sublicense Collaborator(s) and any third party which has agreed to cooperate with Knoll, its Affiliates or Collaborator(s), in any country or countries or regions, to develop, obtain regulatory approval for, manufacture, or market, Antibodies, Product(s) or Drug(s) for the benefit of Knoll, its Affiliates or Collaborator(s).

1.46 As to each specific Target, Knoll shall have the right to exercise its Option after Milestone 3 or Milestone 4 within the period stated below. Milestones 3 and 4 will be considered complete (the "Completion", "Complete(s)" or "Completed") when (1) CAT submits those items containing the attributes listed under the heading "Content" ("CAT Deliverables") by the Timeframe stated on Schedule II and (2) such CAT Deliverables are subsequently confirmed by Knoll to conform to those attributes listed on Schedule II ("Confirm(s)"). Knoll shall have a period of [***] from receipt of CAT Deliverables to Confirm such CAT Deliverables.

As to each specific Target, Knoll shall have the right to exercise its Option after the Completion of either Milestone 3 or Milestone 4 as follows:

      1. Knoll's election to exercise its Option shall be considered, for purposes of Section 5.00, to have been made following Milestone 3 if it is made before the later of: (1) [***] after the receipt of [***] which are later Confirmed to be Complete or (2) prior to receiving [***].

      2. Knoll shall have a period of [***] after the Completion of Milestone 4 to exercise its Option under the terms of Milestone 4.

As to each specific Target, Knoll will inform CAT within the [***] time period as to whether Milestones 3 and 4 have been Completed. If CAT Completes Milestone 4 for a specific Target and Knoll does not exercise the Option for such Target within [***] of Completion of Milestone 4, than Knoll shall refrain from subsequent development in the Field for such Target for a period of [***].

As to each specific Target, if Knoll exercises its Option to such Target, then Knoll shall not develop Antibodies to such Target with any third parties. In the event that CAT does not Complete Milestone 3 or Milestone 4 for a specific Target, then Knoll may, at Knoll's sole discretion, pursue research and development in the Field independent of CAT.

1.47 In the event that Knoll does not exercise its Option to an exclusive license for Target-3, or any subsequent Target, under the provisions of Section
4.01 of this Agreement, [***]. Moreover Knoll shall use reasonable efforts [***], to assist CAT in any discussions aimed at [***].

1.48 CAT shall not license or grant any rights under the Patents or CAT Know-How within the Exclusive Field to any third party during the term of this Agreement.

1.49 Knoll grants an [***] sublicense in the Exclusive Field to CAT under the [***] for the duration of each Research Program, to the extent necessary and for the sole benefit of Knoll, to permit CAT to conduct its activities under each such Research Program, on the terms set out in Schedule IV to this Agreement.
                                               -----------

1.50 If Knoll exercises its Option, then CAT grants to Knoll and its Affiliates title to all Inventions, Improvement Patent(s), and to all Antibodies and other chemical and biological materials required to produce such Antibodies, which are conceived, developed, discovered, generated or first reduced to practice, as the case may be, during the Term of this Agreement, or within one (1) year thereafter, whether by CAT or its Affiliates alone, or by Knoll or its Affiliates alone, or jointly, and which are derived from the Research Program. Inventions and Improvement Patents shall be assigned to Knoll and BASF jointly; provided that where any such Inventions or Improvement Patents are made by CAT or its Affiliates and by Collaborator or its Affiliates, with or without Knoll or its Affiliates, such Inventions or Improvement Patents shall be assigned by CAT as shall be agreed between Knoll and Collaborator.

1.51 Knoll grants to CAT for the duration of each Research Program, the right to use Knoll Know-How for the sole benefit of Knoll and for the sole purpose of conducting the defined activities under such Research Program; provided, however, that subject to Knoll's prior written approval, CAT may use Knoll's Regulatory Data in furtherance of CAT's development of products outside the Exclusive Field.

1.52 CAT agrees that for each Collaborator designated by Knoll, CAT shall, if so requested by such Collaborator, use its best efforts to secure the grant of a license from MRC to Collaborator under the MRC-Patents on terms equivalent to those granted by MRC to Knoll.

1.53 Knoll Know-How shall remain the exclusive property of Knoll and Collaborator Know-How shall remain the exclusive property of Collaborator, except as Knoll and Collaborator may agree between them, and no right or license, express or implied, is granted to CAT under Knoll Know-How by Knoll or under Collaborator Know-How by Collaborator except as is expressly set forth herein.


                                   ARTICLE 5
                                   ROYALTIES

5.00 If Knoll exercises its Option, pursuant to the provisions of Section 4.01 of this Agreement, after the successful Completion of Milestone 3, then Knoll shall pay to CAT royalty payments based upon the combined Net Sales of Product(s) by Knoll and its Affiliates and sublicensees as follows:

      (1) [***] of the amount of combined Net Sales of up to [***] in a given year;

      (2)  [***] of the amount of the combined Net Sales [***] in a given year;

      (3) [***] of the amount of combined Net Sales of over [***] in a given year;

      (4) Each of the above stated royalty percentages shall be increased by [***], if Knoll exercises the Option after [***].

5.01 Sales of Product by Affiliates and sublicensees shall be deemed for the purpose of this Agreement to be sales by Knoll and royalty payments shall be made accordingly by Knoll.

1.54 Royalties paid to third parties, other than to [***], to license rights needed by Knoll, its Affiliates or permitted sublicensees, to practice or to have practiced the technology claimed in the Patents will be borne [***], provided, however, that the royalty payable to CAT pursuant to Section 5.00 shall not be reduced below [***] of Net Sales or [***] of Net Sales if an increased royalty payment is due under Section 5.00d in any year for which a royalty is owed to CAT. The [***] royalty to be paid to [***] shall be paid directly by Knoll to [***] and shall be directly offset against royalties due to CAT pursuant to Section 5.00.


                                   ARTICLE 6
                                   PAYMENTS

6.00 Knoll shall make payments to CAT with respect to the sale of Product by Knoll, its sublicensees and its Affiliates, on a country-by-country basis, commencing six months after the First Commercial Sale and to continue every six months thereafter. Such payments shall be due ninety (90) days after the close of each six months period.

1.55 Each payment or credit shall be accompanied by a report setting forth the calculations of the amounts to be paid or credited on a country-by-country basis.

1.56 If, in any country, any third party tries to obtain a compulsory license or rights pursuant to governmental authority to market a Product, CAT agrees to cooperate with Knoll at Knoll's expense to the extent legally permissible, and Knoll shall use reasonable and legal efforts to oppose the grant of such license or rights and to obtain the highest royalty or payment rate possible.

1.57  All payments shall be in United States dollars, except those mentioned in
Article 3.

1.58 Payments due on Net Sales made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the monthly average exchange rate for the preceding six (6) months in effect for the purchase of United States dollars with such foreign currency as set forth in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment on the last business day of the payment computation period for which the payment is being made.

1.59 Knoll shall maintain true and complete books of account for a period of six (6) years containing an accurate record of all data necessary for the proper computation of payments due from it or charges made by it under this Agreement.

1.60 Upon request by CAT, Knoll agrees to make such books of account available, upon reasonable notice and at reasonable times, for inspection by an independent Certified Public Accounting firm which is acceptable to both parties. Such inspection may take place at any time within two years after the date of payment or charges to which they relate (but not more than once in each calendar year) for the sole purpose of verifying the amount of such payments or charges and the accuracy of such books of account.

1.61 Information furnished as a result of any such examination shall be limited to a written statement by such certified public accountants to the effect that they have reviewed the books of account of the party being audited and that:

      (1) the amounts of the payments due or charges made under this Agreement are in conformity with such books of account and the applicable provisions of this Agreement; or

      (2)  adjustments are required and setting forth those adjustments.

1.62 The fees and expenses of the audit shall be borne by CAT, unless a net discrepancy of more than [***] in Knoll=s favor is discovered. If any such audit shows any underpayment or overpayment, a correcting payment or credit, respectively, shall be made within thirty (30) days after receipt of the written statement of the audit.

1.63 Any income or other tax that Knoll, its Affiliates or sublicensees are required by law to withhold and pay on behalf of CAT with respect to Royalties paid to CAT under this Agreements shall be deducted from said Royalties prior to remittance to CAT; provided, however, that in regard to any such tax so deducted, Knoll, its affiliates or sublicensees shall give or cause to be given to CAT such assistance as may reasonably be necessary to enable CAT to claim exemption therefrom or credit therefor, and in each case shall furnish CAT proper evidence of such taxes paid on its behalf.

1.64 For royalty payments to a foreign company value added tax has to be applied in the Federal Republic of Germany and has to be withheld by Knoll. According to a special statutory provision this withholding can be avoided, if CAT's invoices of Knoll's reports do not show value added tax. To take advantage of such provisions CAT will invoice net payments without VAT and Knoll's reports of statements will not include VAT.

1.65 In the event that during the term of this Agreement Sterling should, in connection with the European Monetary Union, be replaced as the sole lawful currency of the United Kingdom by a new lawful European currency (e.g. EURO) all rights and obligations denominated in Pound Sterling shall be converted into the new lawful currency according to the laws and regulations then applicable in The United Kingdom.


                                   ARTICLE 7
                                   LIABILITY

7.00 Knoll shall be responsible for handling all product performance claims related to the use of any Product and/or Drug which claim CAT has promptly forwarded to Knoll. Knoll, its Affiliates and sublicensees hereby agree to indemnify, defend and hold CAT harmless from all damages, losses, claims of damages or losses, any and all related costs and expenses, including but not limited to reasonable attorney's fees and court costs, incurred by CAT in connection with any such claim (except in any circumstance where such liability or damage is found to be the direct result of gross negligence or any fraudulent conduct by CAT) provided that CAT shall give Knoll prompt written notice of any such claim and full and complete authority, information and assistance, at Knoll's expense, for the defense thereof, including any settlements or appeals related thereto, and provided further, such claim is not based upon the willful or negligent acts or omissions of CAT.

1.66 Knoll agrees to pay directly for such damages, losses, claims of damages or losses, any and all related expenses pursuant to Section 7.00. In no event shall Knoll reduce its payments due CAT, pursuant to Articles 3 and 5 in this Agreement, as a result of Knoll incurring costs or expenses due to the operation of this Article 7.

                                   ARTICLE 8
                                    DAMAGES

8.00 Notwithstanding anything to the contrary set forth herein, except with respect to a breach of any obligation under Article 9 below, in no event shall either party have any liability for or responsibility to the other party for any incidental or consequential damages based upon this Agreement or either party's performance hereunder.


                                   ARTICLE 9
                                CONFIDENTIALITY

9.00 The receiving party will retain all of the Proprietary Information in confidence during the term of this Agreement and for a period of five (5) years after termination of this Agreement and will not, without the prior written permission of the other party or pursuant to Article 10 hereof, disclose it to third parties, or use it for any purpose other than in accordance with the terms of this Agreement, except:

      (1) as provided for in Section 9.02 hereof; or with respect to:

      (2) such of the Proprietary Information which is or becomes a part of the public domain through no act or omission by the receiving party, or the officers, employees, professional advisors or other representatives of the receiving party or Affiliate thereof; or

      (3) such of the Proprietary Information which was in the receiving party's possession, as shown by written records, prior to the disclosure thereof to the receiving party; or

      (4) such of the Proprietary Information which is also received from a third party having a right to disclose said Proprietary Information and received free of any obligations not to disclose or use said Proprietary Information.

9.01 For the purposes of the provisions of this Article 9, Proprietary Information supplied by one party to the other party pursuant to this Agreement shall not be deemed to be in the public domain or in the possession of receiving party merely because it is embraced by general disclosures in the public domain or in the prior possession of receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of receiving party, but only if the combination is in the public domain or in the possession of receiving party.

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

1.67 The receiving party shall have the right to communicate the Proprietary Information or any part thereof to such employees, Collaborators, Affiliates or consultants of receiving party who are required by their duties to have knowledge thereof, on the conditions that each such employee or consultant shall be informed that such information is Proprietary Information subject to this Agreement, and shall be under an obligation of confidentiality with respect to Proprietary Information received from the receiving party.

1.68 Each party shall have the right to disclose to others Proprietary Information, to the extent such disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with governmental regulations, conducting preclinical or clinical trials, or seeking approval from or complying with the FDA, provided that if a party is required to make any non-confidential disclosure of the other party's Proprietary Information, the disclosing party will give reasonable advance notice to the other party of such disclosure requirement, and will use reasonable efforts to secure confidential treatment of such Proprietary Information required to be disclosed.

      Notwithstanding the above, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advanced by, and subject to the approval of, both parties; provided, however, that either party may disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such securities disclosures the disclosing party will make reasonable efforts to notify the other party in advance of such disclosure and cooperates to minimize the scope and content of such disclosure.

1.69 CAT specifically agrees to maintain the confidentiality of Antibodies and to refrain from providing any samples thereof to any third party. If Knoll exercises its option, then CAT and Knoll shall mutually agree as to the type of information CAT shall be entitled to receive and disclose about any Antibodies.


                                  ARTICLE 10
                                 PUBLICATIONS

10.00 The parties agree that any proposed publications (including, but not limited to abstracts, posters and the like) or public disclosure on the research conducted under this Agreement shall be submitted to the other party at least thirty (30) days prior to submission to a journal or other third party. A proposed submission or disclosure shall be reviewed promptly; however, where necessary, submission of disclosure may be delayed for an additional ninety (90) days following the initial thirty day period for the purposes for preparing related patent applications and for deleting particularly sensitive Proprietary Information from said proposed disclosure if in the reasonable judgment of the other party such patent applications are considered necessary and disclosure would jeopardize potential protection.

                                  ARTICLE 11
                                 GOVERNING LAW

11.00 This Agreement shall be governed by and construed in accordance with the law of England.

                                  ARTICLE 12
                                 INFRINGEMENT

12.00 If a third party in any country where the Product is being imported, manufactured, used, or sold, notifies any of the parties, their Affiliates or licensees that such activity infringes or is alleged to infringe any issued patent either assigned to or licensed to such third party, then:

      (1) the party so notified shall promptly notify the other parties in writing; and

      (2) within thirty (30) days of receipt of notice of the alleged infringement, CAT will notify Knoll that it will either:

          (1) indemnify Knoll and its Affiliates against any and all awards, judgments and settlements which require Knoll or its Affiliates to pay money to such third party and that it will defend the action at its sole expense, or

          (2) grant Knoll the right to defend, in its sole discretion, the action and allow Knoll to take as a credit, on an ongoing basis during the action, one half the cost of its external legal expenses and any damages which may be awarded, against the royalties due to CAT from Net Sales in the countries in which the claim of infringement is made, up to a maximum credit of [***]. Such credit may not be taken by Knoll where the action involves a claim or right of a third party based upon activities such as packaging of the Product or improvements to the Product which are beyond the scope of the technology described in the Patents.

12.01 In the event Knoll or its Collaborators must pay royalties or license fees to third parties under one or more claims of one or more patents to enable Knoll or its Collaborators to utilize or have utilized the inventions of the Patents, [***] shall be credited to Knoll's royalty obligations to CAT for sales in that country where the patents exist. However, Knoll's royalty obligation to CAT on Net Sales in any given country shall not be reduced, by operation of the offset of this Section 12.01, below the minimum royalty rate, determined under the provisions of Section 5.02, multiplied by Net Sales in such country. This offset shall not include royalties or license fees which are beyond the scope of the technology described in the Patents, for example fees paid to third parties for delivery systems.

1.70 (a) In the event that Knoll shall learn of the infringement of any of the Patents within the Exclusive Field, Knoll shall promptly notify CAT thereof in writing and shall provide CAT with any evidence possessed by Knoll of such infringement.

     (b) During the Term of this Agreement, Knoll shall have the sole right, but no obligation to bring any suit or action for infringement of the Patents within the Exclusive Field. If Knoll finds it necessary or desirable to join CAT in such suit or action, CAT shall execute all papers and perform such other acts as may be reasonably required to do so and Knoll shall pay CAT its reasonable expenses (including attorney's fees) and any award of damages against CAT in any suit or action. CAT may, at its option, join as a party to such suit and at its expense, be represented by counsel of its choice. Unless Knoll and CAT otherwise agree, any amount recovered in any such action, whether by judgment or settlement, after payment to CAT of its reasonable expenses (including attorney's fees) shall be paid to or retained by Knoll. However, to the extent that damages are assessed and actually awarded and paid to Knoll for lost sales, Knoll shall pay CAT a royalty on such adjudicated lost sales at the royalty rate which would have otherwise applied to those sales had they been made by Knoll.

     (c) In the event Knoll fails to take action within 90 days of learning of such infringement, CAT shall have the sole right, but no obligation, to bring, defend and maintain any appropriate suit or action involving infringement of such a patent by manufacture, use or sale of the Product. If CAT finds it necessary to join Knoll in such suit or action, Knoll shall execute all papers and perform such other acts as may be reasonably required. Knoll may, at its option, join as a party in such suit and, at its expense, be represented by counsel of its choice. Unless Knoll and CAT otherwise agree, any amount recovered in any such action or suit, whether by judgement or settlement, after payment to Knoll of its reasonable expenses (including attorney's fees), shall be paid to or retained by CAT.

     (d) Each party agrees to cooperate with the other in any legal action to enforce the Patents, including litigation proceedings.

1.71 Each party shall cooperate with the other party, to the extent reasonably requested, in any legal action brought by or against the other party or both of them or against their Affiliates or sublicensees in connection with the making, using or selling of Product(s).

1.72 Each party agrees that it will use its best efforts whenever a protective order is to be entered with a court of competent jurisdiction, to have the order permit at least one patent counsel from each party (which, in the case of Knoll, shall be an attorney employed by Knoll or its Affiliates) access to information provided under the protective order without restriction.

1.73 Neither party shall settle any claim or suit in any manner that may adversely affect any patent of the other party or that would require any payment or grant of a license or other rights by such party without the prior written approval of the other party.

                                  ARTICLE 13
                              DISPUTE RESOLUTION

13.00 The parties shall use all commercially reasonable efforts to solve any disputes which may arise under this Agreement (including without limitation, mediation and arbitration) before having recourse to litigation.


                                  ARTICLE 14
                                  WARRANTIES

14.00 CAT warrants:

      (1) that it has the right to grant the license specified in this Agreement;

      (2) that to the best of its actual knowledge as of the Effective Date, all relevant patents and patent applications in relation to the Patents are set out in Schedule V to this Agreement;
                 ----------

      (3) that to the best of its actual knowledge as of the Effective Date, CAT is not aware of any third party challenge to the validity of the Patents except for those set forth in Schedule VI;
                                    -----------

      (4) that CAT will use all commercially reasonable efforts to perform the Research Programs.

14.1  Knoll warrants:

      (5) that it has all necessary authority to enter into this Agreement and to supply to CAT the materials and expertise referred to in Schedule I;

      (6) that it will use all commercially reasonable efforts to meet the Knoll Milestones set out in Schedule I to this Agreement, to develop marketable
                            ----------
      Products of good merchantable quality and to bring those Products to market within the time usually taken to bring products of a similar nature to market and to satisfy market demand for those Products.

      (7) that Knoll has an exclusive and irrevocable option to acquire an exclusive, worldwide, milestone-bearing and royalty-bearing license, with the right to sublicense, to Hayashibara Biochemical Laboratories' patent applications directed to monoclonal antibodies corresponding to patent applications EP692,536 and EP712,931 including any continuation applications, continuation-in-part applications and divisional applications and any reissue, reexamination or extensions of such patents issuing therefrom and any foreign patent applications relating thereto to make, use, import, lease and sell products for all human indications.

1.74 CAT gives no warranty, express or implied, that the technology covered by the Patents will work when applied to any particular purpose.


                                  ARTICLE 15
                                    NOTICES

15.00 All notices or other communications required or permitted to be given by either party under this Agreement shall be in writing and shall, unless otherwise specifically set forth herein, be sufficiently given by either party when deposited in the mail, registered or certified, postage prepaid, or by telefacsimile, and addressed as hereinafter set forth or to such other addressee and/or address as or shall subsequently be designated by either party by notice given in accordance with this Section.

      To Knoll:     Knoll AG
                    KnollstraBe 50
                    67061 Ludwigshafen on Rhine
                    Attn: Legal Department

      with copy to: BASF Bioresearch Corp.
                    100 Research Drive
                    Worcester, MA 01605-4314
                    Attn: President

      To CAT:       Cambridge Antibody Technology Ltd.
                    The Science Part
                    Melbourn, Cambridgeshire SG8 6JJ
                    Attn: Company Secretary

1.75 Either party may change the address or the recipient to which notice is to be provided by written notice pursuant to Section 15.00.


                                  ARTICLE 16
                             TERM AND TERMINATION

16.00 Unless and until earlier terminated as provided in paragraphs 16.01 and 16.02, this Agreement shall commence on the Initial Date and shall continue until the last to expire of the Patents, which are necessary to make, use or sell a Product(s) or th expiry of fifteen years from the date of First Commercial Sale of a Product by Knoll or its Affiliates or sublicensees (whichever is the later).

1.76 If either party breaches or defaults in the performance or observance of any its material obligations under this Agreement, and such breach or default is not cured within one hundred twenty (120) days after receipt by such party of a written notice from the non-breaching party specifying the breach or default (or such longer period as is reasonably necessary if the breach is of such a nature that it cannot be reasonably cured within one hundred twenty (120) days, then the non-breaching party shall have the right to terminate this Agreement upon an additional sixty (60) days written notice to the breaching or defaulting party.

1.77 Either party may terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation (other than for the purpose of reconstruction or amalgamation), dissolution, winding-up, arrangement, composition or readjustment of its deeds or any other relief under any bankruptcy, insolvency, reorganization or other similar act, and any such event shall have continued for ninety (90) days undismissed and undischarged.

1.78 Knoll may terminate this Agreement with respect to Target-3 or any subsequent Target if CAT has not achieved CAT Milestone 3 or CAT Milestone 4 within the time frames established at Schedule II. Termination on a Target under this Section shall not terminate CAT's ongoing obligations with respect to any ongoing Target nor shall it terminate Knoll's rights under Section 18.00(c).

1.79 In the event that Knoll is unable to license on commercially reasonable terms any third party patent rights which would be infringed by the manufacture, use or sale of the Antibodies, Product(s) or Drug, then Knoll shall have the option, upon [***] notice to CAT, to terminate the Research Program with respect to the Target so affected.

1.80 Termination of this Agreement is to be without prejudice to rights of either party which have accrued and are due prior to termination.


                                  ARTICLE 17
                 IMPROVEMENT PATENTS AND INTELLECTUAL PROPERTY

17.00 Each party shall promptly notify the other party upon receiving a disclosure of an Invention which might lead to an Improvement Patent. Knoll will assume responsibility for filing Improvement Patents in all countries. All expenses incurred by Knoll in applying for patent protection relating to Inventions contemplated under this Agreement shall be borne by Knoll.

1.81 Knoll shall decide whether to file patent applications on Inventions developed during the term of this Agreement.

1.82 CAT shall assist Knoll, at Knoll's expense, in the filing of Improvement Patents.

1.83 Knoll will pursue and assume full responsibility, and bear the costs for obtaining authorizations, including, but not limited to an NDA and BLA or other similar governmental approval, to market the Product.

1.84 In the event that Knoll decides to abandon or no longer maintain any Improvement Patent, or Knoll does not exercise its Option under 4.01, then subject to any pre-existing obligations which Knoll may have to any third party with respect to such Improvement Patent, Knoll will offer the rights to such Improvement Patent to CAT at nominal cost subject to the provisions of Section
4.02. CAT shall bear all further costs in connection with prosecuting and maintaining such Improvement Patent.

1.85 Knoll shall be responsible, with the full and timely cooperation of CAT at Knoll's expense (which shall include the execution of any documents which may be required from time to time), for preparing, filing and prosecuting patent applications in such countries as Knoll, in its sole discretion, may elect and shall be responsible for the payment of all fees, including maintenance fees.

                                  ARTICLE 18
                  ADDITIONAL PROGRAMS & AREAS OF EXCLUSIVITY

18.00 CAT agrees to conduct additional Research Programs directed to Targets in addition to Target-3 on behalf of Knoll and at Knoll's election, on terms specified in this Agreement, adding the new Target(s) to the definition of the Antigen in Section 1.03 and adding the new Target(s) to the definition of Field in Section 1.14 throughout this Agreement, and defining a Research Program for each such Target pursuant to Section 2.00, with the following limitations:

      (1) As of the Effective Date, CAT agrees to reserve two additional targets to be named by Knoll within ten (10) months of the Effective Date, and their receptors as a pool of exclusive Knoll targets. CAT agrees to refrain from collaborating with, or granting any rights to, any third party with respect to any exclusive target unless or until Knoll's period of exclusivity terminates pursuant to Section 18.00(c) or (d). CAT grants the right to Knoll AG to replace these targets within [***] of the Effective Date by a letter to CAT as provided under Article 15. CAT has the right to reject these replacement targets as specified under Article
      18.00 (b) but will allow Knoll to designate a new target until an agreement has been reached for both exclusive targets.

      (2) Each time Knoll initiates an additional Research Program with CAT under this Article, Knoll may specify one additional target pair comprising a designated cytokine and its receptor to be subject to a Knoll right of first refusal, to a maximum combined total of six (6) exclusive Knoll targets and right-of-first-refusal targets. However, CAT shall have the right to reject a proposed new right of first refusal target pair if within two weeks of the date of said proposal. [***]. CAT agrees to refrain from collaborating with, or granting any rights to, any third party with respect to any target which is subject to a Knoll right of first refusal unless CAT has first provided Knoll with [***]. Knoll shall have the right to initiate such additional Knoll Research Program with CAT with respect to such target by providing CAT with written notification within [***] from its receipt of CAT's written notice of third party interest.

      (3) Knoll's right to initiate each subsequent Research Program hereunder shall terminate [***]. In the event that Knoll terminates this agreement with respect to a Target under the provisions of Section 16.03, then Knoll shall have [***] from such termination date to initiate a subsequent Research Program.

      (4) Royalty payments, milestone payments and other terms for Target-3, Target-4, Target-5 and Target-6 will be as specified herein. Royalty payments, Milestone payments and other terms for Target-1 and Target-2 will be as specified in the Prior Agreement. The set of milestone payments with respect to Target-4 through Target-6 shall be increased from the milestone payments specified herein for Target-3 by [***] for each subsequent twelve month period between the Effective Date and the initiation of the Research Program directed to such subsequent Target.

                                  ARTICLE 19
                                 FORCE MAJEURE

19.00 Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as reasonably possible after the removal of the cause of such failure or delay.


                                  ARTICLE 20
                             WAIVER AND ASSIGNMENT

20.00 The right of either party at any time to require strict performance by other party hereto of all the terms and conditions hereof shall not in any way be affected or impaired by prior waiver, forbearance or course of dealing.

1.86 This Agreement shall not be assigned by either party without the prior written consent of the other party, such consent not be unreasonably withheld, except that either party may assign this Agreement, in whole or in part, to an Affiliate of such party or to the successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its business to which this Agreement pertains, and except that Knoll may assign its rights and obligations hereunder with respect to any specific Target for which it has designated a Collaborator, to such Collaborator.

1.87 This Agreement shall be binding upon any permitted assignee of either party.

                                  ARTICLE 21
                                 MISCELLANEOUS

21.00 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken as to materially affect the economic benefits of Agreement, the party adversely affected may terminate this Agreement upon sixty days prior written notice to the other party.

1.88 The headings set forth at the beginning of the various Articles and Sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

1.89 Neither party shall have the right to disclose to third parties the terms and conditions of this Agreement without the express written consent of the other party, except as may be required by applicable law. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

1.90 Neither party shall originate any publicity, news release or public announcement, written or oral, whether to the public or the press, stockholders or otherwise, referring to the terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions without prior approval by the other party, except as required by law. A copy of such announcement shall be provided to the other party for comment before it is made public.

1.91 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, or other promotional activities, any name, trade name, trademark, or other designation of either party thereto.

1.92 The provisions of Articles 7 and 9 shall survive the termination for any reason of this Agreement.

1.93 The obligation to make payments under Article 3 of this Agreement with respect to any period prior to its termination shall survive the termination of this Agreement.

1.94 Prior to the execution of this Agreement, the parties have had numerous discussions, conversations and negotiations, and have generated correspondence, writings and other memoranda with respect to the subject matter of this Agreement; notwithstanding which, this Agreement (including its Exhibits) is intended to define the full extent of the parties respective agreements, arrangements and obligations with respect to the subject matter hereof, and each party represents that it is not relying on any such other discussions, conversations, negotiations, correspondence, writings and memoranda in executing and delivering this Agreement or performing its respective obligations hereunder.

1.95 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.


Knoll AG                                   Cambridge Antibody
                                           Technology Ltd.


BY:  /s/ Prof. Schlick /s/ Dr. Biesalski   BY: /s/ Dr. David Chiswell
NAME: ___________________________________  NAME: ______________________________
TITLE: __________________________________  TITLE: Chief Executive Officer _____

                                  Schedule I
                                 Research Plan


[***]

                                  Schedule II

-------------------------------------------------------------------------------
      Milestone                    Content                  Timeframe*
-------------------------------------------------------------------------------

[***]

                                                                      March 1993


                                 SCHEDULE III


[***-- Seven pages redacted]

                                  SCHEDULE IV

                        Sublicence to Neuberger Patent

Between

Knoll AG, a German Corporation having a place of business at KnollstraBe 50, 6700 Ludwigshafer Rhina, Federal Republic of Germany (hereinafter "Knoll")

and

Cambridge Antibody Technology Limited, an English corporation having a place of business at The Science Park, Melbourn, Cambridgeshire SG8 6EJ, Great Britain (hereinafter "CAT")


RECITAL

By an agreement dated June 29, 1993, the Medical Research Council granted to Knoll a sub-licence to the Neuberger Patent Rights as hereinafter defined with the power further to sublicence the Neuberger Patent Rights


IT IS AGREED

1. The Neuberger Patent Rights are those rights set out in the Annex to this sub-licence agreement.

2. Knoll grants to CAT a sublicence to the Neuberger Patent Rights in the Exclusive Field, as that expression is defined in a Development and Licence
     Agreement (the "Head Agreement") dated (                       ) between
     the parties to permit CAT to conduct its activities under the Research Program (as defined in the Head Agreement) in relation to human tumour necrosis factor-(c) (TNF-a)

Ludwigshafen, August 25th, 1993              Melbourn,

Knoll AG                          ppa.       Cambridge Antibody Technology Ltd.

Prof. Schlick                     Kahlstorff

                                  Schedule V
                                    Patents


Inventor:      Winter et al (Winter2)

Number:        EP 0 368 684 B1



Inventor:      McCafferty et al

Number:        PCT/GB91/01134, EP 0 589 877B1



Inventor:      Mullis et al

Number:        US 4,683,202



Inventor:      Huse, Sorge and/or Lerner

Number:        WO90/14443; WO90/14424; WO90/14430



Inventor:      Ladner

Number:        WO88/06630



Inventor:      Ladner and Guterman

Number:        WO90/03809



Inventor:      Dower and Cwirla

Number:        PCT/US91/02989



Inventor:      Wigler

Number:          WO91/10737



Inventor:        Neuberger and Rabbitts

Number:          GB 2177 096A



Inventor:        Bird et al

Number:          US 4,704,692



Inventor:        Houston et al

Number:          US 5,091,513



Inventor:        Boss et al

Number:          US 4,816,397



Inventor:        Cabilly et al

Number:          US 4,816,567



Inventor:        Pluckthun and Skerra

Number:          EP 0 324162



Inventor:        Lei et al

Number:          WO 89/06283



Inventor:        Winter et al

Number:          PCT/GB92/00883; WO92/20781

Inventor:        Hoogenboom et al

Number:          PCT/GB92/01755



Inventor:        Griffiths et al

Number:          PCT/GB92/02240



Inventor:        Embleton et al

Number:          PCT/GB92/01483; WO93/03151



Inventor:        Winter et al

Number:          PCT/GB93/00605



Inventor:        Kang et al

Number:          PCT/US92/03091; WO92/18619



Inventor:        Jespers et al

Number:          PCT/GB94/01422



Inventor:        Griffiths et al

Number:          PCT/GB94/02662



Inventor:        Griffiths et al

Number:          US CIP 08/307,619

Inventor:        Garrard et al

Number:          PCT/US91/09133



Inventor:        Huse

Number:          PCT/US91/07149



Inventor:        Robinson et al

Number:          EP 0 247 091 B1; EP 0 371 998 B1
                 EP 0 550 400 A2



Inventor:        Ballivet and Kauffman

Number:          EP 0 229 046 B1



Inventor:        Barbas et al

Number:          PCT/US94/01234



Inventor:        Krebber et al

Number:          EP 0 614 989 A1



Inventor:        Dillon and Rosen

Number:          EP 0 557 897 A1



Inventor:        Breitling et al

Number:          PCT/GB92/01524

Inventor:        Osbourn et al

Number:          PCT/GB97/01835

                                  Schedule VI
                            3/rd/ Party Opposition

EP 0 368 684B1 (Winter 2) - - Opposition filed by Morphosys GmbH.

EP 0 589 877B1 (McCafferty et al)  Opposition filed by Morphosys GmbH,
                                        BioInvent Therapeutic AB,
                                        Pharmacia & Upjohn, Dyax Corp.

In the Winter 2 application in the US, the USPO has declared an interference with application filed by Huse, Sorge and/or Lerner. Winter is the senior party.

                                       8